Exhibit 99.3

LETTER TO BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer to Exchange

each

Series B Share and American Depositary Share

of

BANCO SANTANDER MÉXICO, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México for

0.337 of an Ordinary Share (for each Series B Share)

and

1.685 American Depositary Shares (for each American Depositary Share)

of

BANCO SANTANDER, S.A.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF SANTANDER MEXICO ADSs, AND SANTANDER MEXICO SHARES WILL EXPIRE AT 1:00 P.M.EASTERN TIME (12:00 P.M. MEXICO CITY TIME) ON THE EXPIRATION DATE, UNLESS THE EXCHANGE OFFER IS EXTENDED. THE EXPIRATION DATE IS CURRENTLY [•], 2019, BUT THIS DATE WILL CHANGE IF THE EXCHANGE OFFER IS EXTENDED.

[•], 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Banco Santander, S.A. (“Santander Spain”) in connection with its exchange offer to acquire all of the issued and outstanding Series B shares (the “Santander Mexico shares”) of Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México, (which we refer to as “Santander Mexico”)  and American Depositary Shares (the “Santander Mexico ADSs”), each of which represents five Series B Santander Mexico shares that are not owned directly or indirectly by Santander Spain in exchange for 0.337 of an ordinary share, nominal value €0.50 per share (the “Santander Spain ordinary shares”)(for each Series B Share) and 1.685 Santander Spain American Depositary Shares (each of which represents one Santander Spain ordinary share and which we refer to as a “Santander Spain ADS”)(for each American Depositary Share), upon the terms and subject to the conditions set forth in the Offer to Exchange/Prospectus, dated [•], 2019 (the “Offer to Exchange/Prospectus”), and the related letter of transmittal or form of acceptance, as applicable, enclosed herewith (which together, as they may be amended and supplemented from time to time, constitute the “Exchange Offer”). Terms used but not defined in this letter that are defined in the Offer to Exchange/Prospectus have the meaning given to such terms in the Offer to Exchange/Prospectus. If the exchange ratio is adjusted as described in the Offer to Exchange/Prospectus, holders of Santander Mexico ADSs and Santander Mexico shares desiring to tender their Santander Mexico ADSs and/or Santander Mexico shares should use the same documents that would be used if the exchange ratio were not adjusted.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 1:00 P.M. EASTERN TIME (12:00 P.M. MEXICO CITY TIME) ON THE EXPIRATION DATE, UNLESS THE EXCHANGE OFFER IS EXTENDED.

For your information and for forwarding to your clients for whom you hold Santander Mexico ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Exchange/Prospectus dated [•], 2019; and

2. A printed form of letter which may be sent to your clients for whose accounts you hold Santander Mexico ADSs, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

The conditions to the completion of the Exchange Offer are described in the section entitled “The Exchange Offer–Conditions to Completion of the Exchange Offer” of the Offer to Exchange/Prospectus.

If a client instructs you to tender Santander Mexico ADSs on its behalf, you must effect that tender through The Depository Trust Company’s automated system in accordance with the terms and conditions of the Offer to Exchange/Prospectus and the Letter of Transmittal. Under no circumstances will any interest be paid on any cash to be paid in lieu of fractional Santander Spain ADSs, regardless of any extension of the Exchange Offer or any delay in making payment.

Santander Spain will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Santander Mexico ADSs and Santander Mexico shares pursuant to the Exchange Offer. Santander Spain will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their clients.  Santander Spain will bear all stock transfer taxes applicable to its acquisition of Santander Mexico ADSs and Santander Mexico shares pursuant to the Exchange Offer, subject to Instruction [•] of the Letter of Transmittal (Santander Mexico ADSs) and Instruction [•] of

the Form of Acceptance (Santander Mexico shares).

Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the contact information set forth on the page of the Offer to Exchange/Prospectus and set forth below:

Morrow Sodali

509 Madison Avenue, Suite 1206

New York, NY 10022

Banks & Brokers Call Collect: (203) 658-9400

Email: Santander@morrowsodali.com

Very truly yours,

MORROW SODALI

Nothing contained herein or in the enclosed documents shall constitute you as an agent of Santander Spain, the information agent, the U.S. Exchange Agent, the Mexican share registrar or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Exchange Offer other than the enclosed documents and the statements contained therein.